EXHIBIT 23.1

Consent of BDO Seidman, LLP

We hereby consent to the use of our report dated March 3, 2006, relating to the consolidated financial statements of MAI Systems Corp. as of December 31, 2005 and 2004, for the year ended December 31, 2005, for the period from January 1, 2004 to October 31, 2004 and for the period from November 1, 2004 to December 31, 2004 and for the year ended December 31, 2003 which is contained in the 8-K/A of Softbrands, Inc.

/S/ BDO Seidman, LLP
December 11, 2006